                                                                    EXHIBIT 99.2


THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"). BY ITS ACCEPTANCE OF THIS SECURITY, THE PURCHASER WILL BE DEEMED (A) TO HAVE REPRESENTED TO GNHT 1, LLC (THE "COMPANY") THAT IT IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A PROMULGATED UNDER THE 1933 ACT) AND IS ACQUIRING THIS SECURITY FOR ITS OWN ACCOUNT (AND NOT FOR THE ACCOUNT OF OTHERS) FOR INVESTMENT AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, THE PUBLIC DISTRIBUTION HEREOF, (B) TO HAVE AGREED THAT ANY RESALE OR OTHER TRANSFER OF THIS SECURITY WILL BE MADE ONLY IN A TRANSACTION WHICH WOULD NOT RESULT IN A VIOLATION OF THE REQUIREMENTS OF THE 1933 ACT AND
(C) TO HAVE AGREED THAT THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN MINIMUM DENOMINATIONS OF 1,071,900 PRIDES (AS DEFINED BELOW). ANY RESALE OR OTHER TRANSFER OF THIS SECURITY WILL NOT BE RECOGNIZED BY THE COMPANY FOR ANY PURPOSE, INCLUDING PAYMENT HEREUNDER, UNLESS SUCH RESALE OR OTHER TRANSFER IS REGISTERED BY THE COMPANY IN ITS CORPORATE RECORDS.

The Debt Instrument (as defined below) represented by this Certificate was issued with Original Issue Discount ("OID") as defined in the United States ("US") Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, for US Federal income tax purposes, the following terms apply to this Certificate:

                  Issue Price:                       $45.8153 per PRIDES
                  OID:                               $9.6847 per PRIDES
                  Issue Date:                        January 6, 1999
                  Yield to Maturity:                 6.27 %
                  (compounded semiannually)

No. 0001                                                        1,071,900 PRIDES

                                   GNHT 1, LLC

          Provisionally Redeemable Income Debt Exchangeable for StockSM
                         PRIDESSM Due February 28, 2002

                                   Zero Coupon

                 (Payable with Shares of Common Stock, par value
                      $.01 per share, of Fred Meyer, Inc.)

                       Principal Amount Per PRIDES: $55.50


         This PRIDES Certificate evidences a duly authorized issue of secured and unsubordinated indebtedness of GNHT 1, LLC, a Delaware limited liability company (hereinafter called the "Company", which term includes any successor corporation pursuant to the terms hereof),

----------
SM   Service Mark of Merrill Lynch & Co., Inc.

designated as Provisionally Redeemable Income Debt Exchangeable for Stock, PRIDES Due February 28, 2002 (each, a "PRIDES").

         The Company, for value received, hereby promises to pay and discharge each PRIDES evidenced hereby on February 28, 2002 (the "Maturity Date") by delivering to Merrill Lynch, Pierce, Fenner & Smith Incorporated or registered assigns (the "Holder"), a percentage of the amount or number of each type of Reference Security and other property then constituting part of the Reference Property (as defined below) determined in accordance with the provisions set forth below.

         The PRIDES evidenced hereby shall not bear interest except as specified below. OID shall accrue as specified herein. If the Maturity Consideration or the Acceleration Amount or the Collateral Redemption Amount or the Major Transaction Redemption Amount or the Redemption Amount or the Optional Redemption Amount (as such terms are defined herein), or any portion thereof, is not paid or delivered when due, then in each case the overdue amount shall bear interest at the rate of 3-month U.S. dollar LIBOR as such rate appears on the Reuters Money Rates Service (or such other service agreed upon by the Company and the Holder) as of 11:00 a.m. London time on the second Business Day prior to the commencement of each 90-day period plus 105 basis points per annum, compounded every 90 days, which interest (to the fullest extent payment of such interest shall be legally enforceable under applicable law) shall accrue from and including the date such overdue amount was due to, but excluding, the date payment of such amount, including interest thereon, has been made or duly provided for. All such interest shall be payable on demand.

         On the Maturity Date, the Company shall pay and discharge each PRIDES evidenced hereby by delivering to the Holder: (a) if the Reference Property Value (as defined below) is greater than or equal to $66.60 (the "Threshold Appreciation Price"), 83[ ]% of the amount or number of each type of Reference Security and other property constituting part of the Reference Property, allocated as proportionately as practicable, (b) if the Reference Property Value is less than the Threshold Appreciation Price but is greater than $55.50 (the "Initial Price"), a percentage of the amount or number of each type of Reference Security and other property constituting part of the Reference Property, allocated as proportionately as practicable, so that the aggregate Reference Property Value thereof is equal to the Initial Price and (c) if the Reference Property Value is less than or equal to the Initial Price, 100% of the amount or number of each type of Reference Security and other property constituting part of the Reference Property. Notwithstanding the foregoing, the Company may, at its option, which, if exercised, must be exercised with respect to all of the PRIDES, upon written notice to the Holder given at least 25 Trading Days preceding the Maturity Date, in lieu of delivering the applicable percentage of each type of Reference Security and other property constituting part of the Reference Property on the Maturity Date, either (i) deliver to the Holder cash in an amount (calculated to the nearest 1/100th of a dollar per PRIDES or, if there is not a nearest 1/100th of a dollar, then to the next higher 1/100th of a dollar) equal to the sum of (x) for any portion of the Reference Property consisting of cash that is otherwise deliverable on the Maturity Date, the amount of such cash, without interest thereon, (y) for any portion of the Reference Property consisting of property other than cash or Reference Securities that is otherwise deliverable on the Maturity Date, the fair market value of such property (as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company) as of the third Trading Day preceding the Maturity Date, and (z) for any portion of the Reference Property consisting of a Reference Security (including Fred Meyer Common Stock (as defined below)) that is otherwise deliverable on the Maturity Date, an amount equal to the average Closing Price per unit of such Reference Security on the 20 Trading Days immediately prior to, but not including, the second


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

Trading Day preceding the Maturity Date multiplied by the number of units of such Reference Security constituting a part of the Reference Property, or (ii) request Merrill Lynch, Pierce, Fenner & Smith Incorporated, as "Calculation Agent," which term includes any successor thereto ("Merrill Lynch") to effect sales, on behalf of the Company, of each Reference Security otherwise deliverable to the Holder pursuant hereto (in accordance with the provisions of Rules 144 and 145 promulgated under the Securities Act of 1933, if applicable) on the 20 Trading Days immediately prior to, but not including, the second Trading Day preceding the Maturity Date, allocated as proportionately as practicable, and deliver the net proceeds of such sales, in lieu of the amount of cash provided in clause (i) (z) of this sentence, together with the amount of cash provided in clause (i)(x) and (y) of this sentence. The Company acknowledges that in connection with any such sales, the Company will pay to Merrill Lynch a reasonable and customary commission per unit of Reference Security sold as agreed upon by the Company and Merrill Lynch. Such number or amount of each type of Reference Security and other property constituting part of the Reference Property (or, pursuant to the Company's option, the amount of cash in lieu thereof) deliverable upon payment and discharge thereof on the Maturity Date is hereinafter referred to as the "Maturity Consideration." The Company acknowledges that any such Maturity Consideration shall be free of any restrictive legend or other transfer restriction or any lien, claim, charge or other encumbrance in favor of any third party and may be freely resold by the holder of the PRIDES without registration under the 1933 Act.

         All payments made hereunder shall, to the extent required by applicable law, be subject to withholding or deduction for United States Federal, local and foreign withholding or other taxes imposed upon such payments.

ADJUSTMENT OF REFERENCE PROPERTY

         (a) Adjustment for Subdivisions, Splits, Combinations or
Reclassifications. If an issuer of a Reference Security shall:

                     (i) subdivide or split the outstanding units of such Reference Security into a greater number of units;

                     (ii) combine the outstanding units of such Reference Security into a smaller number of units; or

                     (iii) issue by reclassification of units of such Reference Security any units of another security of such issuer;

then, in any such event, the Reference Property shall be adjusted to include the number of units of such Reference Security and/or other security of such issuer which a holder of units of such Reference Security would have owned or been entitled to receive immediately following any event described above had such holder held, immediately prior to such event, the number of units of such Reference Security constituting part of the Reference Property immediately prior to such event. Each such adjustment shall become effective immediately after the effective date for such subdivision, split, combination or reclassification, as the case may be. Each such adjustment shall be made successively.

         (b) Adjustment for Issuance of Certain Rights or Warrants. If an issuer of a Reference Security shall issue rights or warrants to all holders of such Reference Security entitling them, for a period expiring prior to the fifteenth calendar day following the Maturity Date, to subscribe for or purchase any of its securities or other property (other than rights to purchase units of such Reference Security pursuant to a plan for the reinvestment of dividends or interest), then in each such case, the Reference Property shall be adjusted to include an amount in cash equal to the fair market value (determined as described below), as of the fifth Business Day following the date on which such rights or warrants are received by securityholders entitled thereto (the "Receipt Date"), of each such right or warrant multiplied by the product of (A) the number of such rights or warrants issued for each unit of such Reference Security and (B) the number of units of such Reference Security constituting part of the Reference Property on the date of issuance of such rights or warrants, immediately prior to such issuance, without interest thereon. For purposes of this paragraph (b), the fair market value of each such right or warrant shall be determined by the Merrill Lynch and shall be the quotient of (x) the highest net bid, as of approximately 10:00 A.M., New York City time, on the fifth Business Day following the Receipt Date for settlement three Business Days later, by a recognized securities dealer in The City of New York selected by or on behalf of Merrill Lynch (from three (or such fewer number of dealers as may be providing such bids) such recognized dealers selected by or on behalf of Merrill Lynch), for the purchase by such quoting dealer of the number of rights or warrants (the "Aggregate Number") that a holder of such Reference Security would receive if such holder held, as of the record date for determination of stockholders entitled to receive such rights or warrants, a number of units of such Reference Security equal to the product of (1) the aggregate number of PRIDES outstanding as of such record date and (2) the number of units of such Reference Security constituting part of the Reference Property, divided by (y) the Aggregate Number. Each such adjustment shall become effective on the fifth Business Day following the Receipt Date of such rights or warrants. If for any reason the Company is unable to obtain the required bid on the fifth Business Day following the Receipt Date, it shall attempt to obtain such bid at successive intervals of three months thereafter and on the third Trading Day prior to the Maturity Date until it is able to obtain the required bid. From the date of issuance of such rights or warrants until the required bid is obtained, the Reference Property shall include the number of such rights or warrants issued for each unit of such Reference Security multiplied by the number of units of such Reference Security constituting part of the Reference Property on the date of issuance of such rights or warrants, immediately prior to such issuance, and such rights or warrants constituting part of the Reference Property shall be deemed for purposes of the definition of Reference Property Value to have a fair market value of zero.

         (c) Adjustment for Distributions. If an issuer of a Reference Security shall pay any stock or cash dividend or make any distribution to all holders of such Reference Security of cash, securities or other property (excluding any dividend or distribution described in paragraph (a) or (b) above) or shall issue to all holders of such Reference Security rights or warrants to subscribe for or purchase any of its securities or other property (excluding any rights or warrants referred to in paragraph (b) above) (any of the foregoing being referred to herein as "Distributed Assets"), then in each such case, the Reference Property shall be adjusted to include, from and after such dividend, distribution or issuance, (x) in respect of that portion, if any, of the Distributed Assets consisting of cash, the amount of such Distributed Assets consisting of cash received for each unit of such Reference Security multiplied by the number of units of such Reference Security constituting part of the Reference Property on the date of such dividend, distribution or issuance, immediately prior to such dividend, distribution or issuance, together with interest thereon from the date of receipt of such cash, compounded every 90 days, at a rate of 3-month U.S. dollar LIBOR as such rate appears on the Reuters Money Rates Service (or such other service agreed upon by the Company and the Holder) as of

11:00 a.m. London time on the second Business Day prior to the commencement of each 90-day period, plus (y) in respect of that portion, if any, of the Distributed Assets which are other than cash, the number or amount of each type of Distributed Assets other than cash received with respect to each unit of such Reference Security multiplied by the number of units of such Reference Security constituting part of the Reference Property on the date of such dividend, distribution or issuance, immediately prior to such dividend, distribution or issuance.

         (d) Adjustment for Consolidation, Merger or Other Reorganization Event. Subject to the provisions herein captioned "Non-stock Reference Property Event" and "Major Transaction Event," in the event of (i) any consolidation or merger of an issuer of a Reference Security with or into another entity (other than a merger or consolidation in which such issuer is the continuing corporation and in which the Reference Security outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of such issuer or another entity), (ii) any statutory exchange of securities of an issuer of a Reference Security with another entity (other than in connection with a merger or acquisition) or (iii) any liquidation, dissolution, winding up or bankruptcy of an issuer of a Reference Security (excluding any distribution in such event referred to in paragraph (c) above) (any such event described in clause (i), (ii) or (iii), a "Reorganization Event"), the Reference Property shall be adjusted to include, from and after the effective date for such Reorganization Event, in lieu of the number of units of such Reference Security constituting part of the Reference Property immediately prior to the effective date for such Reorganization Event, the amount or number of any cash, securities and/or other property owned or received in such Reorganization Event with respect to each unit of such Reference Security multiplied by the number of units of such Reference Security constituting part of the Reference Property immediately prior to the effective date for such Reorganization Event.

NOTICE OF ADJUSTMENTS AND CERTAIN OTHER EVENTS

         (a) In case at any time while any of the PRIDES are outstanding the Company receives notice that:

                     (i) an issuer of a Reference Security shall declare a stock or cash dividend (or any other distribution) on or in respect of such Reference Security to which paragraph (c) under the heading "Adjustment of Reference Property" above shall apply;

                     (ii) an issuer of a Reference Security shall authorize the issuance to all holders of such Reference Security of rights or warrants to subscribe for or purchase units of such Reference Security or of any other subscription rights or warrants;

                     (iii) there shall occur any conversion or reclassification of any Reference Security (other than a subdivision or combination of outstanding units of such Reference Security) or any consolidation, merger or reorganization to which an issuer of a Reference Security is a party and for which approval of any unitholders of such issuer is required, or the sale or transfer of all or substantially all of the assets of an issuer of a Reference Security; or

                     (iv) there shall occur the voluntary or involuntary dissolution, liquidation, winding up or bankruptcy of an issuer of a Reference Security.

then the Company shall promptly cause to be delivered to the Calculation Agent (as defined below) and shall promptly cause to be mailed to the Holders of PRIDES at their last addresses as they shall appear in the Security Register of the Company, at least 10 days before the date hereinafter specified (or the earlier of the dates hereinafter specified, in the event that more than one is specified), a notice stating (x) the date, if known by the Company, on which a record is to be taken for the purpose of such dividend, distribution or grant of rights or warrants, or, if a record is not to be taken, the date as of which the holders of such Reference Security of record to be entitled to such dividend, distribution or grant of rights or warrants are to be determined, or (y) the date, if known by the Company, on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation, winding up or bankruptcy is expected to become effective.

         (b) Within 10 Business Days following the occurrence of an event that requires an adjustment to the Reference Property hereunder (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), the Company shall provide written notice to the Calculation Agent and to the Holders of the PRIDES of the occurrence of such event and a statement setting forth in reasonable detail the amount or number of each type of Reference Security and other property then constituting part of the Reference Property.

         All determinations with respect to the Reference Property, except as otherwise provided herein, will be made by the Calculation Agent and, absent a determination by the Calculation Agent of a manifest error, will be conclusive for all purposes and binding on the Company and Holders of the PRIDES.

         The Company hereby warrants that upon payment and discharge of a PRIDES on the Maturity Date pursuant to this PRIDES Certificate, the Holder shall receive all rights held by the Company in the Maturity Consideration with which such PRIDES is at such time payable and dischargeable pursuant to this PRIDES Certificate, free and clear of any and all liens, claims, charges and encumbrances. The sale, transfer and delivery of the Maturity Consideration by the Company as contemplated by this PRIDES Certificate is not, and at the time of delivery of such Maturity Consideration will not be, subject to any right of first refusal or similar rights of any Person pursuant to any contract to which the Company or any Affiliate of the Company is a party or by which any of them is bound. The delivery of the Maturity Consideration upon the maturity of the PRIDES, in accordance with the terms hereunder, and the unrestricted resale of the Maturity Consideration by the holder of the PRIDES, will be exempt from the registration requirements of the 1933 Act. Upon any transfer of Maturity Consideration to the holder of the PRIDES at maturity of the PRIDES, such Maturity Consideration shall be free of any restrictive legend or other transfer restriction or any lien, claim, charge or other encumbrance in favor of any third party and may be freely resold by the holder of the PRIDES without registration under the 1933 Act.

         On or prior to the twenty-fifth Trading Day preceding the Maturity Date, the Company will notify the Holder as to whether the PRIDES will be paid and discharged on the Maturity Date by delivery of (i) the applicable percentage of each type of Reference Security and other property constituting part of the Reference Property or (ii) cash, and if cash is to be delivered, whether the Company has elected to request Merrill Lynch to effect sales of Reference Securities, as agent on its behalf, as provided above.

         Delivery of the Maturity Consideration in payment of the PRIDES evidenced hereby on the Maturity Date will be made, upon surrender of this PRIDES Certificate to the Company at its offices at 10000 Santa Monica Boulevard, Fourth Floor, Los Angeles CA 90067 (and, if the Company elects to deliver cash in lieu of the Reference Property on the Maturity Date, the amount of cash payable on the Maturity Date and will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts).

         No fractional units or script representing fractional units of any Reference Security shall be delivered on the Maturity Date. The number of full units of any Reference Security that shall be delivered upon payment and discharge of the Holder's PRIDES shall be computed on the basis of the aggregate number of PRIDES held by the Holder on the Maturity Date. In lieu of any fractional unit of any Reference Security that would otherwise be deliverable upon payment and discharge of any PRIDES, the Company shall make a cash payment in respect of such fractional share in an amount equal to the value of such fractional share at the Maturity Price.

         The Company will pay any and all documentary, stamp, transfer or similar taxes that may be payable in respect of the transfer and delivery of the Maturity Consideration pursuant hereto; provided, however, that the Company shall not be required to pay any such tax which may be payable in respect of any transfer involved in the delivery of Maturity Consideration in a name other than that in which the PRIDES so paid and discharged were registered, and no such transfer or delivery shall be made unless and until the person requesting such transfer has paid to the Company the amount of any such tax, or has established, to the satisfaction of the Company, that such tax has been paid.

         By purchasing the PRIDES evidenced by this PRIDES Certificate, the Holder will be deemed to have agreed, and the Company hereby agrees:

         (a) to treat, for all United States Federal, state and local tax purposes, each PRIDES evidenced by this PRIDES Certificate as a unit (a "Unit") consisting of (i) a zero coupon debt instrument (the "Debt Instrument") with a fixed principal amount unconditionally payable on the Maturity Date equal to the Principal Amount of the PRIDES issued with original issue discount and (ii) a forward purchase contract (the "Forward Contract") pursuant to which the Holder is irrevocably committed to use the principal payment due at maturity on the Debt Instrument to purchase on the Maturity Date the Reference Property which the Company is obligated to deliver at that time (subject to the Company's right to deliver cash with an equal value in lieu of the Reference Property), which treatment will require, among other things, each Holder that is subject to United States Federal income tax in connection with its ownership of the PRIDES to include currently in income amounts in respect of the accrued original issue discount with respect to the PRIDES in accordance with the original issue discount provisions of the Code.

         (b) if the Holder purchased the PRIDES evidenced hereby in connection with the original issuance thereof, (i) to assign $45.8153 (i.e., 98.57%) of the initial purchase price of a PRIDES (i.e., the Principal Amount of a PRIDES) to the Debt Instrument component and to assign $.6660 (i.e., 1.43%) of the initial purchase price of a PRIDES to the Forward Contract component and (ii) to treat such acquisition of the PRIDES by the Holder as a purchase of the Debt Instrument by the Holder for $45.8153 and the making of an initial payment by the Holder with respect to the Forward Contract of $.6660;

         (c) if the Holder purchased the PRIDES evidenced hereby subsequent to the original issuance thereof, the purchase price paid (or received) by the Holder will be allocated by the Holder between the Debt Instrument and the Forward Contract based upon their relative fair market values (as determined on the date of acquisition or disposition); and

         (d) to file all United States Federal, state and local income, franchise and estate tax returns consistent with the treatment of each PRIDES as a Unit consisting of the Debt Instrument and the Forward Contract and the allocation described in paragraph (b) or (c) above, as the case may be (in the absence of any change or clarification in applicable law, by regulation or otherwise, requiring a different characterization or treatment of the PRIDES).

         The PRIDES are not subject to any sinking fund or other mandatory redemption provisions. The PRIDES are not payable at the option of the Holder prior to the Maturity Date.

         Notwithstanding any provision contained herein or in any instrument referring to this PRIDES Certificate, the total liability of the Company for payments in the nature of interest hereunder shall not exceed interest at the maximum rate permitted by the laws of the State of New York, if any, and any amount paid as interest in excess of said maximum rate shall not be deemed to be a payment of interest and shall be deemed to be a refund to the Holder. In determining whether or not the rate of interest hereunder exceeds the maximum rate permitted by the laws of the State of New York, the Company and the Holder agree and intend that all sums paid hereunder which are deemed interest for the purpose of determining usury shall be prorated, allocated or spread in equal parts over the longest period of time permitted under the applicable laws of the State of New York. Furthermore, the Company hereby covenants for the benefit of the Holder hereof, to the extent permitted by applicable law, not to claim voluntarily the benefits of any laws concerning usurious rates of interest against the Holder.

COVENANTS

         (a) Affirmative Covenants. While any of the PRIDES are outstanding, the Company covenants and agrees that it will, subject to the provisions below under "Assignment or Transfer to a Qualifying Entity":

                  (i) comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property, including the Collateral (as defined in the Security and Pledge Agreement dated as of January 5, 1999 among the Company, the initial Holder and Merrill Lynch, as Collateral Agent (the "Security and Pledge Agreement")), except to the extent contested in good faith.

                  (ii) furnish to the Holder as soon as possible and in any event within twenty days after any manager of the Company shall become aware of the occurrence of each failure by the Company to comply with or perform any agreement or obligation contained in this PRIDES Certificate or Sections 4 or 7 of the Security and Pledge Agreement continuing on the date of such statement, a statement of a manager of the Company describing such failure and setting forth details of such failure and the action which the Company has taken and proposes to take with respect thereto.

                  (iii) preserve and maintain its existence, rights (charter and statutory), powers, franchises and qualifications, and limit its activities to those specifically authorized in its limited liability company agreement.

                  (iv) at any reasonable time and from time to time, upon reasonable notice, prior to the occurrence of an Event of Default under the Security and Pledge Agreement, and upon any notice after the occurrence of any such Event of Default until delivery of the Collateral to the Holder to the extent required by the Security and Pledge Agreement, permit the Holder or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the offices of, the Company, and to discuss the affairs, finances and accounts of the Company with any of its managers.

                  (v) keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company, including the Collateral, in accordance with appropriate accounting principles consistently applied.

                  (vi) maintain arms'-length relationships with each of its members.

                  (vii) within 90 days after each December 31, commencing December 31, 2000, deliver to the Holder a balance sheet of the Company as at the end of such year signed by the Operating Manager, together with a certificate of the Operating Manager and the Independent Manager certifying that the Company is, and during the prior year has been, in full compliance with the terms and provisions of this PRIDES Certificate (including the covenants contained herein) and of the Security and Pledge Agreement.

         (b) Negative Covenants. While any of the PRIDES are outstanding, the Company covenants and agrees that it will not, subject to the provisions below under "Assignment or Transfer to a Qualifying Entity":

                  (i) except for Permitted Activities and the transactions otherwise contemplated by this PRIDES Certificate and the Security and Pledge Agreement, sell, assign, transfer, exchange or otherwise dispose of, or grant any option with respect to, or create, incur or suffer to exist any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of its properties, including the Collateral, whether now owned or hereafter acquired, or assign any right to receive income, in each case to secure or to provide for the payment of any Debt of any Person. "Permitted Activities" shall mean activities of the Company directly related to: (i) the ownership of the Collateral, (ii) the receipt of the proceeds of the sale of the PRIDES, (iii) the receipt pursuant to
         Section 5 of the Security and Pledge Agreement of distributions in respect of the Collateral; (iv) the investment and reinvestment of amounts received pursuant to (ii) and (iii) above or amounts received from any such investment or reinvestment; (v) the dividend payment or other distribution of amounts received pursuant to (ii), (iii) and (iv) or any of its properties other than the Collateral; (vi) the payment of its expenses related to the foregoing and the conduct of its business in accordance with the provisions of its charter documents; and (vii) such activities as are permitted and lawful that are necessarily incident to or connected with the foregoing or necessary or convenient to accomplish the foregoing and which are consistent with the limitations set forth in its charter documents. In connection with the Company's purposes as set forth herein, the Company shall comply with the provisions of Article 10 of its Limited Liability Company Agreement. "Debt" means, without duplication, (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments,
         (iii) obligations to pay the deferred purchase price of property or services, (iv) obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, and (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above.

                  (ii) create or suffer to exist any Debt of the Company, other than the Debt created under the PRIDES and the Security and Pledge Agreement.

                  (iii) except for Permitted Activities and the transactions otherwise contemplated by the PRIDES and the Security and Pledge Agreement, declare or make any distribution of assets, properties, cash, rights, obligations or securities on account of any member's interest in the Company, or purchase, redeem or otherwise acquire for value any member's interest in the Company or any warrants, rights or options to acquire any such member's interest, now or hereafter outstanding.

                  (iv) except for the transactions contemplated by the PRIDES and the Security and Pledge Agreement, effect any dissolution or liquidation, merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets, including the Collateral (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person.

                  (v) except for Permitted Activities and the transactions otherwise contemplated by the PRIDES and the Security and Pledge Agreement, own any property, incur or suffer to exist any liabilities, make any investment or conduct any business other than the ownership of the Collateral, the PRIDES and the Security and Pledge Agreement, and the incurrence of the obligations pursuant to the PRIDES and the Security and Pledge Agreement.

         (c) Separate Existence. The Company acknowledges that Holder is acquiring this PRIDES Certificate in reliance upon the Company's identity as a legal entity that is separate from its members and the Affiliates of its members. Therefore, from and after the date of execution and delivery of this PRIDES Certificate, the Company covenants and agrees to take all reasonable steps, including, without limitation, all steps that the Holder may from time to time reasonably request, to maintain the Company's identity as a separate legal entity and to make it manifest to third parties that the Company is an entity with assets and liabilities distinct from those of its members and Affiliates of its members and not just a division of its members or any of them. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, the Company covenants and agrees to:

                  (i) conduct its own business in its own name and, to the extent the Company has any full-time employees, require that all full-time employees of the Company identify themselves as such and not as employees of any Affiliate (including, without limitation, by means of providing appropriate managers and employees with business or identification cards identifying such managers and employees as the Company's managers and employees);

                  (ii) compensate all managers, employees, consultants and agents directly, from the Company's bank accounts, for services provided to the Company by such managers, employees, consultants and agents, except to the extent that any manager, employee, consultant or agent of the Company is also a manager or an employee, consultant or agent of any Affiliate(s) and the compensation of such manager, employee, consultant or agent is allocated between the Company and such Affiliate(s) on a basis which reflects the services rendered to the Company and such Affiliate(s);

                  (iii) have separate stationery, invoices and checks in its own name;

                  (iv) conduct all transactions with each Affiliate strictly on an arm's-length basis, allocate all overhead expenses (including, without limitation, shared office space and telephone and other utility charges) for items shared between the Company and such Affiliate on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;

                  (v) observe all formalities as a distinct entity, and ensure that all appropriate actions are duly authorized by its managers; without limiting the generality of the foregoing, the Company's Limited Liability Company Agreement shall at all times provide that action to file a voluntary petition under the Federal Bankruptcy Code or consent to the entry of an order for relief in an involuntary case under title 11 of the United States Code (the "Bankruptcy Code") as now or hereafter in effect may be authorized only by unanimous vote of its managers;

                  (vi) maintain the Company's books and records separate from those of each Affiliate and otherwise include therein its own assets rather than assets of any Affiliate;

                  (vii) prepare its financial statements separately from those of each Affiliate and insure that any consolidated statements of any Affiliate that include the Company have notes clearly indicating that the Company is a separate entity and that the Collateral will be available first and foremost to satisfy the claims of the Holder pursuant to this PRIDES Certificate;

                  (viii) except as herein specifically otherwise provided, not commingle funds or other assets, including the Collateral, of the Company with those of any Affiliate and not maintain bank accounts or other depository accounts to which any Affiliate is an account party, into which any Affiliate makes deposits or from which any Affiliate has the power to make withdrawals;

                  (ix) not permit any Affiliate to pay any of the Company's operating expenses (except pursuant to allocation arrangements that comply with the requirements of this clause (c));

                  (x) except for the master or blanket policies covering the Company and any Affiliate(s) or the property of the Company and such Affiliate(s), the costs of which are allocated between the Company and such Affiliate(s) on a reasonable basis, not permit the Company to be named as an insured on the insurance policy covering the property of any Affiliate or enter into an agreement with the holder of such policy whereby in the event of a loss in connection with such property, proceeds are paid to the Company; and

                  (xi) have at least one manager who is an Independent Manager conforming to the Independence Criteria (as such terms are defined in the Company's charter documents).

                  (xii) not hold out its credit or assets as being available to satisfy the obligations of others;

                  (xiii) correct any known misunderstanding regarding its separate identity;

                  (xiv) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities;

                  (xv) cause its Managers to meet at least annually or act pursuant to written consent and keep minutes of such actions and observe all other Delaware limited liability company formalities;

                  (xvi) not acquire any obligations or securities of any of its members;

                  (xvii) not hold itself out, or permit to be held out, as having agreed to pay or be liable for the debts of any of its members; and

                  (xviii) cause the Independent Manager to act at all times with respect to the Company in the best interests of the Company.

EVENTS OF DEFAULT

         "Event of Default", wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

                  (1) failure to deliver or pay the Maturity Consideration on the Maturity Date; or

                  (2) failure to perform in any material respect any other covenant of the Company contained herein and the continuance of any such failure for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Holders of not less than 50% in principal amount of PRIDES outstanding, a written notice specifying such failure and requiring it to be remedied and stating that such notice is a "Notice of Default" hereunder; provided that if a Notice of Default is delivered that would otherwise result in the occurrence of an Event of Default prior to the release of earnings information which include at least 30 days of results of the combined operations of Fred Meyer and The Kroger Co. ("Kroger"), the Company will have 90 days to cure such failure rather than 60 days as aforesaid; or

                  (3) the occurrence of an Event of Default under the Security and Pledge Agreement and notice of same given by registered or certified mail, to the Company by the Holders of not less than 50% in principal amount of PRIDES outstanding and stating that such notice is a "Notice of Default" hereunder; or

                  (4) an involuntary case or other proceeding shall be commenced against the Company seeking winding-up, liquidation, reorganization or other similar relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and, such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or the Company's assets shall become subject to the jurisdiction of a bankruptcy court; or an order for relief shall be entered against the Company under the Bankruptcy Code as now or hereafter in effect; or

                  (5) the Company shall commence a voluntary case under the Bankruptcy Code or any other applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to or seek the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or similar official) of the Company or for any substantial part of its property, or shall fail generally to pay its debts as they become due or shall take any corporate action in furtherance of any of the foregoing.

If an Event of Default (other than an Event of Default specified in clause (4) or (5) of the immediately preceding paragraph) occurs and is continuing, then and in every such case, by a notice in writing to the Company, or if an Event of Default specified in clause (4) or (5) of the immediately preceding paragraph occurs, automatically, and without any declaration or other action on the part of the Holder, (i) an Acceleration Date shall be deemed to have occurred simultaneously with the occurrence of such Event of Default, (ii) the Company's option to deliver cash in lieu of delivering the Reference Property as provided herein shall terminate immediately and (iii) there shall become immediately deliverable and payable by the Company a number or amount of each type of Reference Security and other property constituting part of the Reference Property, allocated as proportionately as practicable, having an aggregate value equal to the Acceleration Value (the "Acceleration Amount").

         The "Acceleration Value" means the sum of (a) the Principal Value and
(b) the Option Value.

         As promptly as reasonably practicable after receipt of the information on which the Acceleration Value is based (or, as the case may be, after failure to receive any quotations within the prescribed time period) the Calculation Agent shall deliver to the Company a notice (the "Acceleration Amount Notice") specifying the Acceleration Amount required to be delivered to the Holders by the Company. Holders will not be entitled to recover any amounts not expressly provided for herein as a consequence of an Event of Default.

         At any time after such a declaration of acceleration has been made or an Event of Default specified in clause (4) or (5) of the third preceding paragraph has occurred, and before a judgment or decree for payment of the money due has been obtained by the Holder as hereinafter provided, the

Holders of not less than 50% in principal amount of PRIDES then outstanding, by written notice to the Company, may rescind and annul such declaration or Event of Default and its consequences if all Events of Default with respect to the PRIDES evidenced hereby, other than the non-payment of the amount equal to the Acceleration Value of all PRIDES evidenced hereby due solely by reason of such declaration of acceleration or Event of Default specified in clause (4) or (5) of the third preceding paragraph, have been cured or waived as provided below.

         No such rescission shall affect any subsequent default or impair any right consequent thereon.

         The Holder may waive any past default hereunder and its consequences.

ASSIGNMENT OR TRANSFER TO A QUALIFYING ENTITY

         The Company may not consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into any other corporation, except as provided below. Notwithstanding anything to the contrary stated herein or in the Purchase Agreement and the Security and Pledge Agreement (the "Documents"), and so long as (A) no Event of Default under the PRIDES or the Security and Pledge Agreement has occurred and currently exists and (B) there has not occurred any event which with the passage of time or the giving of notice would constitute an Event of Default under the PRIDES or the Pledge and Security Agreement, this PRIDES Certificate and the rights and obligations represented hereby, together with all rights and obligations under the Documents and all rights of the Company with respect to the Collateral (as defined in the Security and Pledge Agreement), may be (i) assigned by the Company to any Qualifying Entity and/or (ii) transferred by operation of law to any Qualifying Entity with which the Company merges; provided that, in any such case, (x) the Qualifying Entity shall be a corporation or limited liability company organized and existing under the laws of the State of Delaware and such successor corporation or limited liability company shall expressly assume the due and punctual payment of any amounts that shall become due and owing under the PRIDES and the due and punctual performance and observance of all provisions of the PRIDES, including, without limitation, all affirmative and negative covenants, and the Security and Pledge Agreement by issuance of a new PRIDES Certificate and execution of a supplement to the Pledge and Security Agreement and delivery of such documents to the Collateral Agent and the Holder, (y) the Qualifying Entity shall not, immediately after such assignment or transfer, as the case may be, be in default in the performance of any such covenant or condition under the PRIDES or the Security and Pledge Agreement, and (z) in either case (i) or (ii), the Company provides an opinion of a nationally recognized law firm to the effect that such transaction will have no adverse federal income tax consequences to the Holder and restating the "substantive nonconsolidation" and corporate legal opinions provided upon original issuance of the PRIDES in order to confirm that such opinions apply to the Qualifying Entity. Further, the parties hereto agree that, subject to the execution of definitive documentation substantially consistent with the term sheet set forth on EXHIBIT B attached hereto and mutually acceptable to the Company and the Holder, the Company or the Qualifying Entity may, from time to time, receive and hold additional contributed assets (the "Permitted Additional Assets") subject to or accompanied by additional liabilities (the "Permitted Additional Liabilities") (an "Additional Asset/Liability Transfer"). In the event of any proposed Additional Asset/Liability Transfer, the parties hereto agree to negotiate in good faith to reach agreement on the form and content of such definitive documentation.

         "Qualifying Entity" means any of GNHT 1, LLC, GNHT 2, LLC, GNHT 3, LLC, GNHT 4, LLC and GNHT 5, LLC or any newly-formed limited liability company or corporation whose activities are limited to Permitted Activities and ownership of other passive financial investments.

EVENT REDEMPTION

         "Tax Event" means that the Company shall have delivered to the Holder a written confirmation (the "Tax Event Confirmation") to the Holder that the Company has received an opinion (the "Tax Event Opinion") from a nationally recognized law firm experienced in such matters (which may be counsel to the Company or an Affiliate) to the effect that, as a result of (a) any amendment to, or change in the laws (or any regulations thereunder) of the United States or any taxing authority thereof or (b) any amendment to, or change (including a change with a retroactive or delayed effective date) in, an interpretation or application of such laws or regulations by any legislative body, court, United States governmental agency or taxing authority or (c) any revenue ruling, revenue procedure or official written notice or official written announcement released by the U.S. Department of the Treasury enacted or promulgated or released, or which interpretation is issued or which action is taken, on or after the date of original issuance of the PRIDES, there is more than an insubstantial risk that the issuance of the PRIDES by the Company or any other transactions contemplated hereby would be treated as an actual, deemed or constructive sale or exchange of the Reference Property for United States federal income tax purposes. The Tax Event Confirmation shall (i) confirm the receipt of the Tax Event Opinion by the Company and (ii) indicate with specificity the particular event described in clause (a), (b) or (c) of this paragraph that resulted in the occurrence of a Tax Event.

         "Pooling Event" means that on or prior to the filing by Kroger with the Securities and Exchange Commission (the "Commission") of the Quarterly Report on Form 10-Q after the first filing of a Quarterly Report on Form 10-Q by Kroger with the Commission that contains earnings information which includes at least 30 days of results of combined operations of Fred Meyer and Kroger, the Company shall have delivered to the Holder a letter from a nationally recognized independent accounting firm experienced in such matters to the effect that, (a) as a result of (i) any amendment to, or change in the laws (or any rules or regulations thereunder) of the United States or any authority thereof or therein (including the Commission and accounting authorities) or (ii) any amendment to, or change in, an interpretation or application of such laws, rules or regulations by any legislative body, court, United States governmental agency or accounting authority, enacted or promulgated, on or after the date of original issuance of the PRIDES, there is more than an insubstantial risk that the issuance of the PRIDES (whether taken alone or together with other transactions in Fred Meyer Common Stock and common stock of Kroger), could cause the combination of Fred Meyer and Kroger not to be accounted for as a pooling of interests, and (b) the redemption of the PRIDES (whether taken alone or together with the unwinding of other transactions) would permit such combination to be accounted for as a pooling of interests.

         "Governmental Order Event" means that the Company shall have delivered to the Holder evidence of the issuance of a final ruling, decree, order or injunction by a court or administrative body of competent jurisdiction requiring the unwinding, reversal or rescission of the issuance of the PRIDES.

         The Company shall have the option, exercisable in its sole discretion at any time from and after the date on which a Tax Event or a Pooling Event or a Governmental Order Event shall have occurred and be continuing, to accelerate settlement of its obligations hereunder, in whole but not in part. In the event that the Company elects to exercise such option, the Company shall deliver to the Holder a notice (the date of such delivery being the "Event Notice Date") specifying the date of the accelerated settlement, which date shall be at least 25 Trading Days after the Event Notice Date (the "Redemption Date"). On the Redemption Date, there shall become immediately deliverable and payable by the Company an amount in cash equal to the Redemption Value (the "Redemption Amount").

NON-STOCK REFERENCE PROPERTY EVENT

         In the event of any reorganization of an issuer of a Reference Security or any consolidation, merger or acquisition of an issuer of a Reference Security with, into or by another entity (each of such events, a "Transaction") that results in any of the Reference Property being other than a Reference Security consisting of common stock or American Depositary Receipts listed for trading purposes on a national or regional securities exchange or major European securities exchange or on the Nasdaq Stock Market or in the over-the-counter market ("Non-Stock Reference Property"), the maturity of the PRIDES will be accelerated in part, to the extent of the Non-Stock Percentage, to the Trading Day immediately following the date such Non-Stock Reference Property is distributed to holders of the related Reference Security (the "Collateral Redemption Date") and there shall become deliverable and payable by the Company to the Holder an amount in cash equal to the product of (a) the sum of the Principal Value and the Bloomberg Option Value times (b) the Non-Stock percentage (the "Collateral Redemption Amount"), and upon such payment, such Non-Stock Reference Property shall no longer constitute Reference Property. For purposes of this PRIDES Certificate, the "Non-Stock Percentage" shall mean a ratio, expressed as a percentage, (x) the numerator of which is the Reference Property Value of all Reference Property that is Non-Stock Reference Property and (y) the denominator of which is the Reference Property Value of all Reference Property.

MAJOR TRANSACTION EVENT

         In the event of any Transaction or any other transaction in connection with which all the Reference Securities constituting the Reference Property immediately prior to the consolidation, merger or acquisition are exchanged for cash or any other property ("Major Transaction Consideration") such that gain or loss is recognized in whole or in part for Federal income tax purposes (a "Major Transaction Event"), the maturity of the PRIDES will, at the option of the Company, be accelerated in part, to the extent of the Taxable Percentage, to the Trading Day immediately following the date such Major Transaction Consideration is distributed to the holders of the Reference Security (the "Major Transaction Redemption Date") and there shall become deliverable and payable by the Company to the Holder an amount in cash equal to the product of (a) the sum of Principal Value and the Bloomberg Option Value times (b) the Taxable Percentage (the "Major Transaction Redemption Amount"), and upon such payment, Taxable Reference property shall no longer constitute Reference Property. For purposes of this PRIDES Certificate, the "Taxable Percentage" shall mean a ratio, expressed as a percentage, (x) the numerator of which is the Reference Property Value of any property (other than any property the receipt of which is tax-free for Federal income tax purposes) receivable upon consummation of the Major Transaction Event ("Taxable Reference Property") and (y) the denominator of which is the Reference Property Value of all Reference Property (including property receivable upon consummation of the Major Transaction Event).

OPTIONAL REDEMPTION

         The Company shall have the option, exercisable in its sole discretion at any time to accelerate settlement of its obligations hereunder, in whole but not in part. In the event the Company elects to exercise such option, the Company shall deliver to the Holder and the Calculation Agent a notice (the date of such delivery being the "Optional Redemption Notice Date") specifying the date of accelerated settlement, which date shall be at least 25 Trading Days after the Optional Redemption Notice Date (the "Optional Redemption Date"). Upon receipt of such notice, the Calculation Agent shall provide the Company with indicative information regarding the methods and assumptions that would be used to determine the Optional Redemption Option Value, and within two Business Days after receipt of such indicative information the Company shall have the right to rescind fully an optional redemption election and its consequences upon notice to the Holder. On the Optional Redemption Date, there shall become immediately due and payable by the Company an amount in cash equal to the Optional Redemption Value (the "Optional Redemption Amount"); provided that the Company shall have the right to partially rescind an optional redemption election and its consequences on any date prior to the Optional Redemption Date, by giving notice of such partial rescission to the Holder, whereupon (i) the maturity of the PRIDES will be accelerated in part to the extent of the ratio, expressed as a percentage, (x) the numerator of which is the number of full Trading Days in the period from and including the second Trading Day after the Optional Redemption Notice Date to and including the Trading Day on which notice of such partial rescission is received by the Holder and (y) the denominator of which is 20 and (ii) the Optional Redemption Value shall be correspondingly adjusted to reflect the partial acceleration.

PAYOUT FORMULA ADJUSTMENT

         Immediately after Major Transaction Redemption Date, an Optional Redemption Date that is rescinded in part and a Collateral Redemption Date, the Threshold Appreciation Price and the Initial Price shall be adjusted to reflect the amount of cash received with respect to each PRIDES on such date by the Holder of this PRIDES Certificate.

DEFINITIONS

          "Acceleration Date" means the date on which an Event of Default shall have occurred.

         "Affiliate" means, as to the Company, any other Person that, directly or indirectly, controls, is controlled by or is under common control with the Company. As used herein, "control" (including the terms "controlled by" or "under common control with") means, as to any Person, the possession, direct or indirect, of the power to vote ten percent or more of the securities having ordinary voting power for the election of directors of such Person or to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise.

         "Average Closing Price" per unit of Reference Security shall mean (a) for purposes of determining the Acceleration Value, the mean of the Closing Prices per unit of Reference Security on the 10 Trading Days immediately after the Acceleration Date, (b) for purposes of determining the Bloomberg Option Value, the mean of the Closing Prices per unit of Reference Security on the 20 Trading Days immediately prior to the Collateral Redemption Date and the Major Transaction Redemption Date, as applicable, and (c) for purposes of determining the Redemption Value, the mean of the Closing Prices per unit of Reference Security on the 20 Trading Days immediately prior to the Valuation Date.

         "Bloomberg Option Value" means an amount determined as the value on the second Trading Day before the Collateral Redemption Date or the Major Transaction Redemption Date of a put/call option combination embedded in the PRIDES represented by this PRIDES Certificate utilizing (a) the Black-Scholes method, (b) volatility for Reference Securities calculated by taking the historical volatility based on the 100-Trading Day period ending on the valuation date as reported on Bloomberg (function HVG (Reference Security)
<Equity > HVG <Go>) (c) a 365-day year, (d) the Average Closing Price per unit of Reference Security, (e) a .40% per annum cost of borrowing Reference Securities for hedging purposes, and (f) an interest rate of U.S. dollar LIBOR with a maturity that most closely approximates the remaining term of the PRIDES, as such rate appears on the Reuters Money Rates Service (or such other service agreed upon by the Company and the Holder) as of 11:00 a.m. London time on the second Business Day prior to the Valuation Date. As promptly as reasonably practicable after computation of the Bloomberg Option Value, the Calculation Agent shall deliver to the Company a notice specifying the Bloomberg Option Value required to be delivered to the Holders by the Company.

         "Business Day" means any day that is not a Saturday, a Sunday or a day on which the NYSE, the Nasdaq Stock Market, or banking institutions or trust companies in The City of New York are authorized or obligated by law or executive order to close.

         "Closing Price" means, with respect to any Reference Security on any date of determination, the closing sale price (or, if no closing price is reported, the last reported sale price) of such Reference Security on the NYSE on such date or, if such Reference Security is not listed for trading on the NYSE on any such date, as reported in the composite transactions for the principal United States securities exchange on which such Reference Security is so listed, or if such Reference Security is not so listed on a United States national or regional securities exchange, as reported by the Nasdaq Stock Market, or, if such Reference Security is not so reported, the last quoted bid price for such Reference Security in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or, if such bid price is not available, the market value of such Reference Security on such date as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company.

         "Fred Meyer" means Fred Meyer, a Delaware corporation.

         "Fred Meyer Common Stock" means the common stock, par value $.01 per share, of Fred Meyer.

         "Maturity Price" means, with respect to any Reference Security, the average Closing Price per unit of such Reference Security on the twenty Trading Days immediately prior to, but not including, the second Trading Day preceding the Maturity Date.

         "Nasdaq Stock Market" means the Nasdaq Stock Market, a subsidiary of the National Association of Securities Dealers, Inc.

         "NYSE" means the New York Stock Exchange.

         "Option Value" means an amount determined on the basis of quotations obtained by the Calculation Agent from four nationally recognized independent investment banking firms, two of which shall be selected by the Calculation Agent and two selected by the Company (the "Independent Dealers") as follows. Each quotation will be for the net amount that would be paid on the Valuation Date to the relevant Independent Dealer in consideration of a put/call option combination embedded in the PRIDES represented by this PRIDES Certificate utilizing (a) the Black-Scholes method, (b) volatility for any Reference Securities as determined by each Independent Dealer, (c) a 365-day year, (d) the Average Closing Price per unit of Reference Security, (e) a .40% per annum cost of borrowing Reference Securities for hedging purposes, and (f) an interest rate of U.S. dollar LIBOR with a maturity that most closely approximates the remaining term of the PRIDES, as such rate appears on the Reuters Money Rates Service (or such other service agreed upon by the Company and the Holder) as of 11:00 a.m. London time on the second Business Day prior to the Valuation Date. As soon as reasonably practicable following the Acceleration Date or the Event Notice Date, as the case may be, the Calculation Agent will request each Independent Dealer to provide its quotation as soon as reasonably practicable. The Calculation Agent shall compute the Option Value upon receipt of each Independent Dealer's quotation, provided that if quotations are not promptly received from four of the Independent Dealers, the Calculation Agent or the Company, whichever selected the Independent Dealers that failed to provide a quotation, shall select additional Independent Dealers so as to obtain four quotations. When four quotations are provided, the Option Value shall be the arithmetic mean of the two quotations remaining after disregarding the highest and lowest quotations. (For this purpose, if more than one quotation has the same highest or lowest value, then one of such quotations shall be disregarded.) As promptly as reasonably practicable after receipt of the quotations on which the Option Value is based, the Calculation Agent shall deliver to the Company a notice specifying the Acceleration Value or the Redemption Value required to be delivered to the Holders by the Company.

         "Optional Redemption Option Value" means the net amount determined by the Calculation Agent using commercially reasonable methods for an amount that would be paid on the Valuation Date to the Calculation Agent in consideration of a put/call option combination embedded in the PRIDES represented by this PRIDES Certificate. As promptly as reasonably practicable after determination of the Optional Redemption Option Value, the Calculation Agent shall deliver to the Company a notice specifying the Optional Redemption Value required to be delivered to the Holders by the Company.

         "Optional Redemption Value" means the sum of (a) the Principal Value and (b) the Optional Redemption Option Value.

         "Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency or instrumentality thereof.

         "Principal Value" means the net present value of the Principal Amount of the PRIDES evidenced by this PRIDES Certificate as of the Valuation Date computed by the Calculation Agent on a semi-annual basis using an interest rate of U.S. dollar LIBOR with a maturity that most closely approximates the remaining term of the PRIDES, as such rate appears on the Reuters Money Rates Service (or such other service agreed upon by the Company and the Holder) as of 11:00 a.m. London time on the second Business Day prior to the Valuation Date plus 105 basis points.

         "Redemption Value" means the sum of (a) the Principal Value and (b) the Option Value.

         "Reference Property" initially means one share of Fred Meyer Common Stock and shall be subject to adjustment from time to time prior to the Maturity Date to reflect the addition or substitution of any cash, securities and/or other property as provided for above.

         "Reference Property Value" means, subject to the provisions hereof, the sum of (i) for any portion of the Reference Property consisting of cash, the amount of such cash, (ii) for any portion of the Reference Property consisting of property other than cash or Reference Securities, the fair market value of such property (as determined by a nationally recognized independent investment banking firm mutually acceptable to the Calculation Agent and the Company retained for this purpose) as of the third Trading Day preceding the Maturity Date and (iii) for any portion of the Reference Property consisting of a Reference Security (including Fred Meyer Common Stock), an amount equal to the average Closing Price on the 20 Trading Days immediately prior to, but not including, the second Trading Day preceding the Maturity Date multiplied by the number of units of such Reference Security constituting part of the Reference Property

         "Reference Security" means, at any time, any security (as defined in Section 2(1) of the 1933 Act) then constituting part of the Reference Property.

         "Trading Day" means, with respect to any Reference Security the Closing Price of which is being determined, a day on which such Reference Security (i) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (ii) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of such Reference Security.

         "Valuation Date" means the Acceleration Date, the Major Transaction Redemption Date, the Collateral Redemption Date, the Redemption Date or the Optional Redemption Date, as applicable.

         Each PRIDES Certificate presented or surrendered for registration of transfer or exchange shall be duly endorsed by, or be accompanied by a written instrument of transfer in form reasonably satisfactory to the Company duly executed by, the Holder thereof or such Holder's attorney duly authorized in writing, with such signature guaranteed by a commercial bank or trust company located, or having a correspondent located, in New York, New York or by a member firm of a national securities exchange. This PRIDES Certificate, and any PRIDES Certificate or Certificates issued upon transfer or exchange hereof, is issuable only in fully registered form, without coupons.

         A PRIDES Certificate shall be dated the date of its execution by the Company. Each PRIDES Certificate delivered upon any transfer or exchange for or in lieu of the whole or any part of this PRIDES Certificate shall evidence the same debt and be entitled to the same benefits as the PRIDES Certificate or part thereof surrendered upon such registration of transfer or exchange and shall carry all the rights to interest accrued and unpaid and to accrue that were carried by the whole or such part of this PRIDES Certificate, as the case may be. Notwithstanding anything to the contrary herein contained, such new PRIDES Certificate shall be dated so that neither gain nor loss of interest shall result from such transfer or exchange.

         No service or other charge shall be made to a Holder for any registration of transfer or exchange of this PRIDES Certificate, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of this PRIDES Certificate.

         Neither this PRIDES Certificate, nor any interest therein, may be sold, assigned or transferred to a Prohibited Person. "Prohibited Person" means any Person (i) that beneficially owns more than 5% of the voting stock of Fred Meyer or of any successor entity (including, without limitation, any entity the capital stock of which is issued to holders of Fred Meyer Common Stock upon a consolidation or merger involving Fred Meyer) or (ii) that is adverse to the Company or any Affiliate of the Company in any material pending legal proceeding or (iii) that is not a "United States person" under section 7701 of the Internal Revenue Code of 1986, as amended, unless such person provides the Company with an agreement in the form of EXHIBIT A.

         If this PRIDES Certificate is issued upon the transfer, exchange or replacement of another PRIDES Certificate that does not bear a legend (the "Legend") setting forth restrictions on transfer that are intended to ensure compliance with the 1933 Act, the PRIDES Certificate so issued shall not bear the Legend. If this PRIDES Certificate is issued upon the transfer, exchange or replacement of another PRIDES Certificate that bears the Legend, or if a request is made to remove the Legend on this PRIDES Certificate, the PRIDES Certificate so issued shall bear the Legend, or the Legend shall not be removed, as the case may be, unless there is delivered to the Company such satisfactory evidence as may be required by the Company in its reasonable judgment, which may include an opinion of counsel, that neither the Legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof are exempt from or are not subject to the registration requirements under the 1933 Act. Upon provision of such satisfactory evidence, the Company shall deliver a PRIDES Certificate that does not bear the Legend.

         In case this PRIDES Certificate shall at any time become mutilated or destroyed or stolen or lost and this PRIDES Certificate or evidence of the loss, theft or destruction hereof (together with the indemnity hereinafter referred to and such other documents or proof as may be required in the premises) shall be delivered to the Company, a new PRIDES Certificate of like tenor will be issued by the Company in exchange for this PRIDES Certificate so mutilated, or in lieu of the destroyed or stolen or lost PRIDES Certificate, only upon receipt of evidence satisfactory to the Company that such PRIDES Certificate was destroyed or stolen or lost, and, if required, upon receipt also of indemnity satisfactory to the Company. All expenses and reasonable charges associated with procuring such indemnity and with the preparation, authentication and delivery of a new PRIDES Certificate shall be borne by the Holder of this PRIDES Certificate mutilated, destroyed, stolen or lost.

         No provision contained in this PRIDES Certificate shall alter or impair the obligation of the Company, which is absolute and unconditional, to deliver or pay the Maturity Consideration, Acceleration Amount, Collateral Redemption Amount, Major Transaction Redemption Amount, Redemption Amount or Optional Redemption Amount (and interest on any overdue Maturity Consideration, Acceleration Amount, Collateral Redemption Amount, Major Transaction Redemption Amount, Redemption Amount or Optional Redemption Amount) in respect of the PRIDES evidenced hereby at the times, place and rate, and in the manner, herein prescribed.

         Any action by the Holder of this PRIDES Certificate shall bind all future Holders of this PRIDES Certificate, and of any PRIDES Certificate issued in exchange or substitution herefor or in place hereof, in respect of anything done or permitted by the Company in pursuance of such action.

         Prior to the due presentment of this PRIDES Certificate for registration of transfer in accordance with restrictions set forth above, the Company and any agent of the Company may treat the Holder in whose name this PRIDES Certificate is registered as the owner hereof for all purposes, whether or not this PRIDES Certificate be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

         Any notices required to be delivered to the Company by the Holder hereof shall be directed to 10000 Santa Monica Boulevard, Fourth Floor, Los Angeles, California 90067, telephone: (310) 284-7475, Attention: Robert Bermingham, or such other address as the Company may inform the Holder hereof from time to time, with a copy to the Collateral Agent at Merrill Lynch, Pierce, Fenner & Smith Incorporated, Risk and Credit Control, 300 Davidson Avenue, 2 East, Somerset, New Jersey 08873, telephone: (732) 627-5467, Attention: Dawn Kazim, and a copy to Merrill Lynch, Pierce, Fenner & Smith Incorporated, at World Financial Center, North Tower, 5th Floor, New York, New York 10281, telephone: (212) 449-6763, Attention: Paul Pepe.

         This PRIDES Certificate shall for all purposes be governed by, and construed in accordance with, the laws of the State of New York. The Company and any agent of the Company may treat the person in whose name this PRIDES Certificate is registered as the owner of the PRIDES evidenced hereby for the purpose of receiving payment as herein provided and for all other purposes, whether or not the PRIDES be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

         All covenants and agreements in this PRIDES Certificate by the Company shall bind its successors and assigns, whether or not so expressed.

         IN WITNESS WHEREOF, GNHT 1, LLC has caused this instrument to be duly executed under its corporate seal.

Dated: January 6, 1999

                                     GNHT 1, LLC



                                     By: /s/ RONALD W. BURKLE
                                         -----------------------------
                                         Name: Ronald W. Burkle
                                         Title: Operating Manager

                                                                       Exhibit A


         [Form of Letter to be Delivered by Foreign Assignee to Company]



                                                                       [Date]


Ladies and Gentlemen:

         Reference is hereby made to the "Provisionally Redeemable Income Debt Exchangeable for Stock PRIDES Due February 28, 2002" (the "PRIDES"), originally issued by GNHT 1, LLC (the "Company") to Merrill Lynch, Pierce, Fenner & Smith Incorporated on January 6, 1999, as evidenced by a written certificate of even date thereof (the "PRIDES Certificate").

         In consideration for (i) the Company granting hereby its consent to the sale, assignment, or transfer of the PRIDES Certificate (the "Assignment") by Merrill Lynch, Pierce, Fenner & Smith Incorporated to _______________ (the "Assignee"), (ii) the Company not withholding or deducting, in accordance with applicable law United States federal withholding taxes in respect of original issue discount or other interest accruing on the PRIDES by reason of an applicable exemption as described below, and (iii) for other good and valuable consideration, the Assignee hereby represents and warrants to the Company as follows:

         A. As of the date of the consummation of the Assignment (the "Assignment Date"), the Assignee will be eligible to claim a complete exemption from the imposition of United Stated federal withholding taxes in respect of original issue discount or other interest accruing on the PRIDES by reason of either the availability of (x) the portfolio interest exemption under section 881(c) of the Code or (y) treaty benefits under the [specify relevant tax treaty].

         B. The Assignee shall on the Assignment Date, and from time to time thereafter as may be required by applicable law, provide the Company with an accurate, complete and duly executed Internal Revenue Service Forms 1001 and W-8, or any successor form prescribed by the Internal Revenue Service, certifying that the Assignee is entitled to claim a complete exemption from the imposition of United States federal withholding taxes in respect of original issue discount or other interest accruing on the PRIDES pursuant to either (x) the portfolio interest exemption under section 881(c) of the Code or (y) treaty benefits under the [specify relevant tax treaty].

         C. The Assignee shall indemnify the Company, and hold the Company harmless from, any United States federal withholding tax liability (including any interest, additions to tax, and penalties) determined to be due to the Internal Revenue Service with respect to original issue discount or interest on the PRIDES during the Assignee's holding period. The obligation of the Holder to indemnify the Company in respect of such United States federal withholding taxes shall continue in full force and effect beyond the final settlement of the PRIDES and until 30 days following the expiration of all applicable statutory periods of limitation for the assessment of such taxes.

         D. This Agreement shall be governed by and construed in accordance with the laws of the Sate of New York without reference to the conflict of laws provisions thereof. Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York or of the United States for the Southern District or New York, and by execution and delivery of this Agreement, each of the Company and the Assignee consents for itself and in respect of its property, to the nonexclusive jurisdiction of those courts. Each of the Company and the Assignee irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement. The Company and the Assignee each waive personal service of any summons, complaint or other process, which may be made by any other means permitted by New York law.

                                            Sincerely,

                                            ------------------------------------
                                            [Name of Assignee]



                                            By_________________________________

Accepted

GNHT 1, LLC

By: ___________________________
Name:
Title:

----------------
Date

                                                                       Exhibit B



               ADDITIONAL ASSET AND LIABILITY TRANSFER TERM SHEET

Permitted Additional Assets........   Three permitted forms of passive financial
                                      investments:

                                      1.   Treasury bills must comprise at least
                                         32% of the Permitted Additional Assets;

                                      2.   Other liquid marketable securities
                                         (debt or equity) may comprise no more
                                         than 64% of the Permitted Additional
                                         Assets, with 1. and 2. totaling at
                                         least 96%; and

                                      3.   Other passive financial investments,
                                         including partnership interests may,
                                         comprise no more than 4% of the
                                         Permitted Additional Assets.

Permitted Additional Liabilities...   Subject to the tests set forth below, any
                                      liability of fixed amount, provided it is either unsecured or is secured by some or all of the Permitted Additional Assets, subject to arrangements mutually acceptable to the Company and the Holder regarding the priority of the liens thereby created.

Maximum Additional Liabilities....    Not to exceed 75% of aggregate Reference
                                      Property Value on the date of transfer of liabilities and at all times going forward.

Minimum Ratio of Additional Assets
to Additional Liabilities..........   125% on date of contribution and at all
                                      times going forward.

Interest Rate or Coupon on
Additional Liabilities.............   Permitted, provided on-going compliance
                                      with requirements set forth herein and in the PRIDES.

Maturity...........................   No minimum maturity.

Conditions Precedent...............   1.   Restatement of substantive
                                         nonconsolidation opinion provided upon
                                         original issuance  of the PRIDES;

                                      2.   Compliance letter with PRIDES upon
                                         incurrence of Additional Liabilities;
                                         and

                                      3.  Unaudited financial statements of the
                                         Company and compliance letter on a
                                         quarterly basis
                                         so long as Permitted Additional
                                         Liabilities are outstanding.

Subordination......................   Express subordination to all obligations
                                      under the PRIDES Certificates.

Cross Default......................   Any default under the Permitted Additional
                                      Liabilities will be an Event of Default
                                      under the PRIDES.

Mark Provisions....................   Permitted Additional Assets will be marked
                                      to market daily.